Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, April 13, 2017

COMMERCE BANCSHARES, INC. REPORTS FIRST
QUARTER GROWTH IN EARNINGS PER SHARE OF 10%

Commerce Bancshares, Inc. announced earnings of $.68 per common share for the three months ended March 31, 2017 compared to $.62 per share in the same quarter last year and $.68 per share in the fourth quarter of 2016. Net income attributable to Commerce Bancshares, Inc. for the first quarter amounted to $71.5 million, compared to $65.4 million in the first quarter of 2016 and $71.6 million in the prior quarter. For the quarter, the return on average assets was 1.15%, the return on average common equity was 11.7% and the efficiency ratio was 63.1%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “This quarter we continued to experience solid loan demand as average loans grew 8% annualized, with most of this growth occurring in our commercial lending business. Average deposits also grew $373 million, or 7% annualized, this quarter after strong growth in the previous quarter. Net interest income increased $14.5 million this quarter compared to the same period last year while our net interest margin expanded to 3.14%. Growth in earning assets, coupled with an improving rate environment, had a positive impact to our margins. We continue to see good growth in both trust and deposit fees which grew 9% and 6%, respectively, this quarter over the same period last year, while mortgage banking fees continued to reflect solid growth. Non-interest expense grew by $5.6 million over the previous quarter but included seasonally higher benefits costs of $5.1 million which normally occur in the first quarter of each year.”

Mr. Kemper added, “The overall credit environment continues to be very favorable as both net loan charge-offs and non-performing loans remain at low levels. For the current quarter, net loan charge-offs totaled $9.2 million, compared to $9.0 million in the previous quarter and $8.8 million in the first quarter of 2016. The ratio of annualized net loan charge-offs to average loans was .28% in both the current quarter and the same period last year. This quarter, net recoveries on commercial loans totaled $477 thousand compared to net recoveries in the prior quarter of $517 thousand. Net loan charge-offs of personal banking loans increased slightly to $9.7 million, mostly the result of higher credit card losses. During the current quarter, the provision for loan losses totaled $11.1 million, or $1.9 million higher than net loan charge-offs. The allowance for loan losses amounted to $157.8 million at March 31, 2017, or 1.16% of period end loans. ”

Total assets at March 31, 2017 were $25.3 billion, total loans were $13.6 billion, and total deposits were $21.1 billion. During the quarter, the Company paid a common cash dividend of $.225 per share, representing a 5% increase over the rate paid in 2016, and also paid a 6% cash dividend on its preferred stock.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 340 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado.

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	March 31, 2017	December 31, 2016	March 31, 2016
FINANCIAL SUMMARY
Net interest income	$178,273	$173,202	$163,775
Non-interest income	117,066	119,479	119,024
Total revenue	295,339	292,681	282,799
Investment securities gains (losses), net	(772)	3,651	(995)
Provision for loan losses	11,128	10,400	9,439
Non-interest expense	186,830	181,261	177,473
Income before taxes	96,609	104,671	94,892
Income taxes	24,907	32,297	29,370
Non-controlling interest expense (income)	198	795	148
Net income attributable to Commerce Bancshares, Inc.	71,504	71,579	65,374
Preferred stock dividends	2,250	2,250	2,250
Net income available to common shareholders	$69,254	$69,329	$63,124
Earnings per common share:
Net income — basic	$.68	$.68	$.62
Net income — diluted	$.68	$.68	$.62
Effective tax rate	25.83%	31.09%	31.00%
Tax equivalent net interest income	$187,322	$181,301	$171,425
Average total interest earning assets (1)	$24,205,227	$23,775,165	$23,332,333
Diluted wtd. average shares outstanding	100,767,071	100,558,345	100,571,214

RATIOS
Average loans to deposits (2)	64.39%	64.24%	62.81%
Return on total average assets	1.15	1.14	1.07
Return on average common equity (3)	11.74	11.48	11.20
Non-interest income to total revenue	39.64	40.82	42.09
Efficiency ratio (4)	63.14	61.82	62.62
Net yield on interest earning assets	3.14	3.03	2.95

EQUITY SUMMARY
Cash dividends per common share	$.225	$.214	$.214
Cash dividends on common stock	$22,913	$21,776	$21,760
Cash dividends on preferred stock	$2,250	$2,250	$2,250
Book value per common share (5)	$23.79	$23.22	$22.71
Market value per common share (5)	$56.16	$57.81	$42.81
High market value per common share	$60.61	$59.22	$43.77
Low market value per common share	$53.15	$45.37	$35.66
Common shares outstanding (5)	101,668,824	101,460,962	101,364,853
Tangible common equity to tangible assets (6)	9.03%	8.66%	8.84%
Tier I leverage ratio	9.56%	9.55%	9.11%

OTHER QTD INFORMATION
Number of bank/ATM locations	336	336	346
Full-time equivalent employees	4,807	4,784	4,765

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Interest income	$187,997	$181,498	$179,361	$180,065	$172,128
Interest expense	9,724	8,296	8,118	8,236	8,353
Net interest income	178,273	173,202	171,243	171,829	163,775
Provision for loan losses	11,128	10,400	7,263	9,216	9,439
Net interest income after provision for loan losses	167,145	162,802	163,980	162,613	154,336
NON-INTEREST INCOME
Bank card transaction fees	43,204	45,338	47,006	45,065	44,470
Trust fees	32,014	31,360	30,951	30,241	29,243
Deposit account charges and other fees	21,942	22,134	22,241	21,328	20,691
Capital market fees	2,342	2,679	2,751	2,500	2,725
Consumer brokerage services	3,649	3,409	3,375	3,491	3,509
Loan fees and sales	3,168	2,583	3,123	3,196	2,510
Other	10,747	11,976	9,872	10,749	15,876
Total non-interest income	117,066	119,479	119,319	116,570	119,024
INVESTMENT SECURITIES GAINS (LOSSES), NET	(772)	3,651	(1,965)	(744)	(995)
NON-INTEREST EXPENSE
Salaries and employee benefits	112,369	108,639	107,004	104,808	106,859
Net occupancy	11,443	11,529	12,366	11,092	11,303
Equipment	4,609	4,884	4,842	4,781	4,634
Supplies and communication	5,709	5,645	5,968	5,693	6,829
Data processing and software	23,097	23,390	23,663	22,770	22,899
Marketing	3,224	3,431	4,399	4,389	3,813
Deposit insurance	3,471	3,443	3,576	3,143	3,165
Other	22,908	20,300	19,424	20,413	17,971
Total non-interest expense	186,830	181,261	181,242	177,089	177,473
Income before income taxes	96,609	104,671	100,092	101,350	94,892
Less income taxes	24,907	32,297	30,942	31,542	29,370
Net income	71,702	72,374	69,150	69,808	65,522
Less non-controlling interest expense (income)	198	795	605	(85)	148
Net income attributable to Commerce Bancshares, Inc.	71,504	71,579	68,545	69,893	65,374
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250
Net income available to common shareholders	$69,254	$69,329	$66,295	$67,643	$63,124
Net income per common share — basic	$.68	$.68	$.65	$.67	$.62
Net income per common share — diluted	$.68	$.68	$.65	$.66	$.62

OTHER INFORMATION
Return on total average assets	1.15%	1.14%	1.12%	1.15%	1.07%
Return on average common equity (1)	11.74	11.48	10.97	11.69	11.20
Efficiency ratio (2)	63.14	61.82	62.25	61.27	62.62
Effective tax rate	25.83	31.09	31.10	31.10	31.00
Net yield on interest earning assets	3.14	3.03	3.08	3.11	2.95
Tax equivalent net interest income	$187,322	$181,301	$179,115	$179,592	$171,425

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS
Loans
Business	$4,888,011	$4,776,365	$4,575,081
Real estate — construction and land	846,904	791,236	745,369
Real estate — business	2,710,595	2,643,374	2,395,933
Real estate — personal	2,013,437	2,010,397	1,903,969
Consumer	1,975,521	1,990,801	1,904,320
Revolving home equity	396,542	413,634	423,005
Consumer credit card	736,766	776,465	744,364
Overdrafts	4,733	10,464	5,829
Total loans	13,572,509	13,412,736	12,697,870
Allowance for loan losses	(157,832)	(155,932)	(152,132)
Net loans	13,414,677	13,256,804	12,545,738
Loans held for sale	15,559	14,456	60,078
Investment securities:
Available for sale	9,671,975	9,649,203	9,552,179
Trading	20,200	22,225	23,130
Non-marketable	101,688	99,558	117,259
Total investment securities	9,793,863	9,770,986	9,692,568
Federal funds sold and short-term securities purchased under agreements to resell	2,205	15,470	9,075
Long-term securities purchased under agreements to resell	725,000	725,000	825,000
Interest earning deposits with banks	120,234	272,275	171,651
Cash and due from banks	416,161	494,690	375,481
Land, buildings and equipment — net	335,191	337,705	350,423
Goodwill	138,921	138,921	138,921
Other intangible assets — net	6,700	6,709	6,539
Other assets	339,660	608,408	331,478
Total assets	$25,308,171	$25,641,424	$24,506,952
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,237,815	$7,429,398	$7,065,066
Savings, interest checking and money market	11,439,078	11,430,789	11,205,357
Time open and C.D.’s of less than $100,000	696,776	713,075	766,810
Time open and C.D.’s of $100,000 and over	1,718,184	1,527,833	1,649,076
Total deposits	21,091,853	21,101,095	20,686,309
Federal funds purchased and securities sold under agreements to repurchase	1,321,149	1,723,905	957,388
Other borrowings	101,975	102,049	103,806
Other liabilities	229,629	213,243	312,167
Total liabilities	22,744,606	23,140,292	22,059,670
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	510,015	510,015	489,862
Capital surplus	1,544,034	1,552,454	1,332,429
Retained earnings	337,046	292,849	424,677
Treasury stock	(7,588)	(15,294)	(52,653)
Accumulated other comprehensive income	30,412	10,975	102,929
Total stockholders’ equity	2,558,703	2,495,783	2,442,028
Non-controlling interest	4,862	5,349	5,254
Total equity	2,563,565	2,501,132	2,447,282
Total liabilities and equity	$25,308,171	$25,641,424	$24,506,952

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
ASSETS:
Loans:
Business	$4,906,672	$4,731,405	$4,694,340	$4,691,476	$4,491,556
Real estate — construction and land	828,017	821,048	821,422	789,329	682,557
Real estate — business	2,645,531	2,559,028	2,432,325	2,389,170	2,382,094
Real estate — personal	2,012,456	1,985,606	1,943,951	1,905,968	1,909,532
Consumer	1,974,894	1,978,154	1,947,956	1,927,925	1,934,577
Revolving home equity	405,432	415,429	411,832	413,198	429,682
Consumer credit card	747,783	757,618	750,412	738,130	752,098
Overdrafts	4,185	5,501	4,652	3,916	4,772
Total loans	13,524,970	13,253,789	13,006,890	12,859,112	12,586,868
Allowance for loan losses	(155,328)	(154,040)	(153,517)	(151,622)	(151,308)
Net loans	13,369,642	13,099,749	12,853,373	12,707,490	12,435,560
Loans held for sale	11,972	10,765	26,597	56,272	9,360
Investment securities:
U.S. government and federal agency obligations	913,474	811,524	726,469	698,374	703,212
Government-sponsored enterprise obligations	450,489	445,544	481,573	666,354	776,488
State and municipal obligations	1,783,103	1,784,407	1,747,794	1,763,849	1,718,587
Mortgage-backed securities	3,760,294	3,656,695	3,366,292	3,394,466	3,424,716
Asset-backed securities	2,359,644	2,417,367	2,340,783	2,377,708	2,537,472
Other marketable securities	332,643	333,236	334,747	337,572	342,382
Unrealized gain on investment securities	62,986	155,818	235,169	191,565	149,319
Total available for sale securities	9,662,633	9,604,591	9,232,827	9,429,888	9,652,176
Trading securities	25,165	21,717	18,433	20,540	18,190
Non-marketable securities	100,740	105,420	113,954	116,103	127,769
Total investment securities	9,788,538	9,731,728	9,365,214	9,566,531	9,798,135
Federal funds sold and short-term securities purchased under agreements to resell	9,887	8,336	13,054	11,916	17,378
Long-term securities purchased under agreements to resell	725,001	724,998	766,302	824,999	850,275
Interest earning deposits with banks	207,845	201,367	207,944	125,024	219,636
Other assets	1,139,402	1,153,982	1,151,549	1,113,214	1,172,916
Total assets	$25,252,287	$24,930,925	$24,384,033	$24,405,446	$24,503,260

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,246,698	$7,307,407	$7,096,218	$6,885,889	$6,905,673
Savings	795,695	773,304	778,663	787,478	761,020
Interest checking and money market	10,603,988	10,512,268	10,210,744	10,287,923	10,128,543
Time open & C.D.’s of less than $100,000	705,135	722,775	740,729	758,703	775,221
Time open & C.D.’s of $100,000 and over	1,671,125	1,333,764	1,435,001	1,635,892	1,483,700
Total deposits	21,022,641	20,649,518	20,261,355	20,355,885	20,054,157
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,356,316	1,284,916	1,163,728	1,211,892	1,404,754
Other borrowings	102,011	101,412	102,769	104,649	377,711
Total borrowings	1,458,327	1,386,328	1,266,497	1,316,541	1,782,465
Other liabilities	234,144	346,900	306,306	260,179	254,437
Total liabilities	22,715,112	22,382,746	21,834,158	21,932,605	22,091,059
Equity	2,537,175	2,548,179	2,549,875	2,472,841	2,412,201
Total liabilities and equity	$25,252,287	$24,930,925	$24,384,033	$24,405,446	$24,503,260

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
ASSETS:
Loans:
Business (1)	3.02%	2.91%	2.87%	2.90%	2.87%
Real estate — construction and land	3.85	3.64	3.48	3.46	3.51
Real estate — business	3.63	3.61	3.63	3.69	3.70
Real estate — personal	3.74	3.69	3.73	3.76	3.77
Consumer	3.89	3.85	3.91	3.80	3.87
Revolving home equity	3.64	3.50	3.56	3.59	3.52
Consumer credit card	11.66	11.38	11.56	11.54	11.42
Overdrafts	—	—	—	—	—
Total loans	3.92	3.85	3.86	3.86	3.89
Loans held for sale	6.64	5.77	5.00	4.95	5.80
Investment securities:
U.S. government and federal agency obligations	2.09	2.18	2.43	3.48	.40
Government-sponsored enterprise obligations	1.58	1.54	2.24	3.03	1.93
State and municipal obligations (1)	3.65	3.57	3.60	3.60	3.66
Mortgage-backed securities	2.38	2.40	2.38	2.36	2.45
Asset-backed securities	1.63	1.52	1.48	1.45	1.39
Other marketable securities (1)	2.82	2.95	2.74	2.77	2.79
Total available for sale securities	2.38	2.36	2.39	2.51	2.20
Trading securities (1)	2.77	2.40	2.42	2.27	2.87
Non-marketable securities (1)	21.08	5.42	10.24	8.03	6.54
Total investment securities	2.58	2.39	2.49	2.58	2.26
Federal funds sold and short-term securities purchased under agreements to resell	.94	.72	.61	.64	.56
Long-term securities purchased under agreements to resell	2.12	1.86	1.73	1.64	1.64
Interest earning deposits with banks	.77	.56	.51	.49	.49
Total interest earning assets	3.30	3.17	3.22	3.25	3.10

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.13	.12	.12	.11	.12
Interest checking and money market	.14	.13	.13	.13	.13
Time open & C.D.’s of less than $100,000.37		.37	.37	.38	.38
Time open & C.D.’s of $100,000 and over	.67	.60	.61	.58	.54
Total interest bearing deposits	.21	.19	.20	.20	.19
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.46	.30	.25	.24	.25
Other borrowings	3.53	3.54	3.51	3.49	1.33
Total borrowings	.67	.54	.51	.50	.48
Total interest bearing liabilities	.26%	.22%	.22%	.22%	.23%

Net yield on interest earning assets	3.14%	3.03%	3.08%	3.11%	2.95%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$155,932	$154,532	$153,832	$152,132	$151,532
Provision for losses	11,128	10,400	7,263	9,216	9,439
Net charge-offs (recoveries):
Commercial portfolio:
Business	97	268	(50)	(65)	463
Real estate — construction and land	(535)	(882)	(2,312)	(507)	(11)
Real estate — business	(39)	97	(106)	(1,030)	(242)
	(477)	(517)	(2,468)	(1,602)	210
Personal banking portfolio:
Consumer credit card	7,148	6,506	6,356	6,650	5,918
Consumer	2,096	2,427	2,240	1,781	2,599
Overdraft	435	379	434	307	219
Real estate — personal	19	(38)	(78)	305	(195)
Revolving home equity	7	243	79	75	88
	9,705	9,517	9,031	9,118	8,629
Total net loan charge-offs	9,228	9,000	6,563	7,516	8,839
Balance at end of period	$157,832	$155,932	$154,532	$153,832	$152,132

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.01%	.02%	—%	(.01)%	.04%
Real estate — construction and land	(.26)	(.43)	(1.12)	(.26)	(.01)
Real estate — business	(.01)	.02	(.02)	(.17)	(.04)
	(.02)	(.03)	(.12)	(.08)	.01
Personal banking portfolio:
Consumer credit card	3.88	3.42	3.37	3.62	3.16
Consumer	.43	.49	.46	.37	.54
Overdraft	42.15	27.41	37.11	31.53	18.46
Real estate — personal	—	(.01)	(.02)	.06	(.04)
Revolving home equity	.01	.23	.08	.07	.08
	.77	.74	.71	.74	.69
Total	.28%	.27%	.20%	.24%	.28%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.11%	.11%	.13%	.20%	.25%
Non-performing assets to total assets	.06	.06	.07	.11	.13
Allowance for loan losses to total loans	1.16	1.16	1.17	1.18	1.20

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$7,935	$8,682	$8,758	$12,716	$16,098
Real estate — construction and land	585	564	1,310	2,170	2,710
Real estate — business	1,764	1,634	1,920	5,236	6,234
Real estate — personal	3,368	3,403	3,634	4,293	4,205
Consumer	1,151	—	—	—	—
Revolving home equity	—	—	23	109	120
Total	14,803	14,283	15,645	24,524	29,367
Foreclosed real estate	387	366	950	1,609	1,997
Total non-performing assets	$15,190	$14,649	$16,595	$26,133	$31,364

Loans past due 90 days and still accruing interest	$14,908	$16,396	$16,916	$15,892	$15,360
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2017

For the quarter ended March 31, 2017, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $71.5 million, compared to $71.6 million in the previous quarter and $65.4 million in the same quarter last year. Quarterly average loans grew by 8.2% (annualized) over the previous quarter, while average deposits increased by 7.2% (annualized). Compared to the previous quarter, net interest income increased by $5.1 million while non-interest income declined $2.4 million. Non-interest expense increased $5.6 million this quarter but included expense of $2.3 million related to the contribution of appreciated securities to a related foundation as explained below. The provision for loan losses totaled $11.1 million, an increase of $728 thousand over the previous quarter, while net securities losses of $772 thousand were recorded this quarter compared to gains of $3.7 million in the prior quarter. The effective income tax rate declined to 25.8% this quarter due mainly to a change in the accounting rules for equity-based compensation that was effective this quarter. For the current quarter, the return on total average assets was 1.15%, the return on average common equity was 11.7%, and the efficiency ratio was 63.1%.

Balance Sheet Review
During the 1st quarter of 2017, average total loans increased $272.4 million, or 8.2% annualized, compared to the previous quarter, and increased $940.7 million, or 7.5%, over the same period last year. Compared to the previous quarter, the increase in average loans resulted mainly from growth in business (up $175.3 million), business real estate (up $86.5 million), and personal real estate (up $26.9 million) loans. Growth in business loans was driven in part by seasonal demand for agribusiness loans along with higher demand for lease, tax-free and other commercial and industrial loans. Demand continued to be solid for business real estate loans. While overall consumer loans declined slightly, demand continued for private banking loans. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $33.0 million, compared to $41.7 million in the prior quarter. Additionally, growth in personal real estate loans was mainly the result of continued demand for 15 year fixed rate loans, which the Company did not sell into the secondary market.

During the 1st quarter of 2017, total average available for sale investment securities increased $58.0 million to $9.7 billion, at fair value. This small growth in investment securities was the result of higher average balances of U.S. government securities (most of which were purchased in the prior quarter) and mortgage-backed securities. Purchases of securities this quarter totaled $480.7 million and were offset by maturities and pay downs of $478.6 million. Current quarter purchases consisted mainly of mortgage-backed and asset-backed securities. At March 31, 2017, the duration of the investment portfolio was 2.9 years, and maturities and pay downs of approximately $2.1 billion are expected to occur during the next 12 months.

Total average deposits increased $373.1 million, or 7.2% (annualized), this quarter compared to the previous quarter. The increase in average deposits resulted mainly from growth in certificates of deposit (increase of $319.7 million), money market (increase of $97.7 million) and government and personal demand deposit (increase of $98.9 million) accounts. Business demand deposits declined on average by $136.1 million. Compared to the previous quarter, total average consumer, commercial and private banking deposits increased $131.6 million, $181.3 million, and $92.5 million, respectively. The average loans to deposits ratio was 64.4% in the current quarter and 64.2% in the prior quarter. Compared to the previous quarter, the Company’s average borrowings increased $72.0 million to $1.5 billion in the current quarter, mostly due to higher balances of customer repurchase agreements.

Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2017 amounted to $187.3 million compared with $181.3 million in the previous quarter. Net interest income (tax equivalent) for the current quarter increased $15.9 million compared to the 1st quarter of last year. During the 1st quarter of 2017, the net yield on earning assets (tax equivalent) was 3.14%, compared with 3.03% in the previous quarter and 2.95% in the same period last year. The increase in net interest income (tax equivalent) in the current quarter compared to the prior quarter was due mainly to higher interest income of $6.9 million on loans and investment securities, partly offset by an increase in interest expense of $1.4 million.

Compared to the previous quarter, interest on loans (tax equivalent) increased $2.6 million, mainly as a result of higher average balances of business, business real estate, and personal real estate loans, partly offset by lower yields on business real estate loans. Overall, the average yield on the loan portfolio increased this quarter to 3.92% compared to 3.85% in the previous quarter.

Interest on investment securities (tax equivalent) increased $4.3 million over the previous quarter. The current quarter included one-time interest payments of $2.7 million received on a private equity investment. Also, the current quarter included an adjustment of $413 thousand lowering premium amortization expense due to slowing prepayment speeds on mortgage-backed securities, compared to a similar adjustment lowering amortization by $1.8 million in the previous quarter. Total inflation income on treasury inflation-protected securities (TIPS) totaled $1.9 million for both the current and previous quarters. The yield on total investment securities was 2.58% in the current quarter compared to 2.39% in the prior quarter.

Interest expense on deposits increased $881 thousand this quarter compared with the previous quarter due mainly to higher rates and balances of certificates of deposit, while borrowing costs increased $547 thousand this quarter mostly due to higher rates paid on customer repurchase agreements. Overall rates paid on interest bearing liabilities increased 4 basis points to .26% this quarter.

Non-Interest Income
In the 1st quarter of 2017, total non-interest income amounted to $117.1 million, a decrease of $2.0 million, or 1.6%, compared to the same period last year. Also, current quarter non-interest income declined by $2.4 million when compared to amounts recorded in the previous quarter. The decline in non-interest income from the same period last year was mainly due to lower gains on branch property sales coupled with lower bank card and swap fee income. Trust fees grew by 9.5% this quarter while deposit fees increased by 6.0%.

Total bank card fees in the current quarter declined $1.3 million, or 2.8%, from the same period last year. The decrease was mainly the result of a decline in merchant fees of $1.3 million. Commercial card fees declined by $342 thousand this quarter but were offset by higher debit and credit card interchange fees. The decline in merchant fees resulted from the loss of several large merchant

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2017

customers affecting this quarter but also lowered operating expenses in this business line. Total bank card fees this quarter were comprised of fees on corporate card ($22.0 million), debit card ($9.6 million), merchant ($5.8 million) and credit card ($5.7 million) transactions.

In the current quarter, trust fees increased $2.8 million, or 9.5%, over the same period last year, resulting mainly from growth in private client customer fee income. Compared to the same period last year, deposit account fees increased $1.3 million, or 6.0%, as a result of growth in deposit account service, overdraft and corporate cash management fees.

Compared to the 1st quarter of 2016, loan fees and sales grew 26.2% to $3.2 million, due to higher mortgage banking revenue related to the Company’s fixed rate residential mortgage sale program. Included in other non-interest income are fees from sales of interest rate swaps, which declined by $2.0 million this quarter due to several larger swap transactions occurring in the same period last year. Also in the 1st quarter of 2016, the Company sold a former branch property for a gain of $3.3 million that did not reoccur this quarter. Fees from the sales of tax credits were strong this quarter, totaling $1.2 million, but were lower by $319 thousand when compared to the same period last year. Non-interest income comprised 39.6% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $772 thousand this quarter, compared with net gains of $3.7 million last quarter and net losses of $995 thousand in the same period last year. Net losses in the current quarter resulted mainly from the write-down of $2.9 million in unrealized fair value adjustments on the Company’s private equity investment portfolio, which was offset by a gain of $2.2 million related to the Company’s contribution of appreciated securities mentioned above.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $186.8 million compared to $177.5 million in the same period last year, which was a 5.3% increase. The increase was mainly due to higher costs for salaries and benefits, bank card expense and professional fees, partly offset by lower supplies and communication and marketing costs. Also, non-interest expense this quarter included contribution expense of $2.3 million related to the donation of appreciated securities. Exclusive of this amount, non-interest expense would have grown 4.0% over amounts recorded in the previous year.

Compared to the 1st quarter of last year, salaries and benefits expense increased $5.5 million, or 5.2%. Salaries expense grew by 5.1% mainly due to higher full-time salaries and incentive compensation costs. Benefits expense increased $1.0 million, or 5.4%, mainly due to higher payroll taxes and 401(k) plan expense, which are seasonally higher in the 1st quarter. Growth in total salaries expense compared to the previous year resulted mainly from increased staffing costs in commercial banking, commercial card, residential mortgage, trust, information technology, and other support units. Full-time equivalent employees totaled 4,807 and 4,765 at March 31, 2017 and 2016, respectively.

The decline in supplies and communication costs compared to the 1st quarter of last year was the result of higher chip card reissue costs last year that have now declined. Marketing costs were down this quarter due to lower overall spending but are expected to increase in future quarters this year. The donation of appreciated securities to a related foundation increased non-interest expense, but resulted in a pre-tax loss of $118 thousand (due to a related securities gain) and tax benefits of $856 thousand. It also lowered the annual contribution requirement of approximately $1.5 million. The Company intends to repeat this strategy in subsequent quarters this year at similar amounts.

Income Taxes
The effective tax rate for the Company was 25.8% in the current quarter, 31.1% in the previous quarter, and 31.0% in the 1st quarter of 2016. The lower effective tax rate and related tax expense mainly resulted from a change in the accounting rules for equity-based compensation which was effective January 1, 2017 and lowered tax expense in the current quarter by approximately $4.5 million. These tax benefits are expected to be seasonally higher in the 1st quarter when the majority of the Company’s restricted stock awards vest. Tax benefits related to the donation of appreciated securities also lowered the effective tax rate.

Credit Quality
Net loan charge-offs in the 1st quarter of 2017 amounted to $9.2 million, compared to $9.0 million in the prior quarter and $8.8 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .28% in the current quarter compared to .27% in the previous quarter and .28% in the 1st quarter of last year. During the 1st quarter of 2017, the Company recorded net recoveries on commercial loans of $477 thousand, compared to net recoveries of $517 thousand in the prior quarter. Net loan charge-offs in the personal banking portfolio totaled $9.7 million in the current quarter and $9.5 million in the previous quarter.

In the 1st quarter of 2017, annualized net loan charge-offs on average consumer credit card loans were 3.88%, compared with 3.42% in the previous quarter and 3.16% in the same period last year. Consumer loan net charge-offs were .43% of average consumer loans in the current quarter, .49% in the prior quarter and .54% in the same quarter last year. The provision for loan losses in the current quarter totaled $11.1 million, compared to $10.4 million in the prior quarter and $9.4 million in the 1st quarter of last year. This quarter, the provision for loan losses exceeded net loan charge-offs by $1.9 million. At March 31, 2017, the allowance totaled $157.8 million, which was 1.16% of total loans.

At March 31, 2017, total non-performing assets amounted to $15.2 million, an increase of $541 thousand over the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($14.8 million and $387 thousand, respectively, at March 31, 2017). At March 31, 2017, the balance of non-accrual loans, which represented .11% of loans outstanding, included business loans of $7.9 million, business real estate loans of $1.8 million, personal real estate loans of $3.4 million and consumer loans of $1.2 million. Loans more than 90 days past due and still accruing interest totaled $14.9 million at March 31, 2017.

Other
During the 1st quarter of 2017, the Company paid a cash dividend of $.225 per common share, representing an increase of 5% over the rate paid in 2016. Also, a cash dividend of $2.3 million was paid on its preferred stock. The Company purchased 126,737

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2017

shares of treasury stock during the current quarter at an average price of $57.47.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.